LEASE PURCHASE AGREEMENT

This Lease Purchase Agreement is entered into by Black Sable Energy, LLC (“Seller”) and Venado Operating Company, LLC (“Buyer”) (Seller and Buyer are sometimes referred to collectively herein as the “Parties”) as of the 31st day of March, 2014 (the “Effective Date”).

STIPULATIONS

A.	Seller and Buyer each own working interests in and to the oil and gas leases described on Exhibit “A” attached hereto and made a part hereof for all purposes (the “Leases”).

B.	The rights of the Parties in and to the Leases are governed by the following (all of which are collectively referred to herein as the “Existing Agreements”):

i.	that certain Participation Agreement dated July 9, 2008 covering the Cobb Field Prospect, Lee County, Texas, among Seller and Compass Resources Operating, LLC (“Compass”), as amended (a) August 31, 2009 by Seller, Compass, and KA Compass, LLC (“KAC”), (b) November 30, 2009 by Seller, Compass, and KAC, and (c) March 3, 2010 by Seller, Compass, and KAC; and

ii.	that certain Joint Operating Agreement governing the Shallow Prospect Area dated July 11, 2008 among Seller and Compass Resources Operating, LLC, a memorandum of which is recorded in Volume 1043, Page 461 of the Real Property Records of Lee County, Texas; and

iii.	that certain Joint Operating Agreement governing the Deep Prospect Area dated July 11, 2008 among Seller and Compass Resources Operating, LLC, a memorandum of which is recorded in Volume 1043, Page 471 of the Real Property Records of Lee County, Texas.

C.	Seller is the owner of: (i) an undivided 50.0% of 8/8ths working interest in and to the Leases to those depths from the surface of the earth to 100 feet beneath the stratigraphic equivalent of the Taylor Sand, as seen at 4690 feet in the Black Sable Energy LLC – Lewis Trust No. 1 Well located in the J. Shaw Survey, A-289, Cobb (Navarro) Field, Lee County, Texas (API No. 42-287-3245); and (ii) an undivided 10.0% of 8/8ths working interest in and to the Leases as to all other depths.

D.	Buyer is the successor in interest to all of the right and obligations of Compass and KAC under the Existing Agreements.

NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) and other valuable consideration, including the mutual promises and considerations described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Sale of the Leases. Seller agrees to sell and assign exclusively unto Buyer and Buyer agrees to buy from Seller, for delivery upon Closing and subject to a reservation of overriding royalty by Seller: (i) an undivided 50.0% of 8/8ths working interest in and to the Leases as to those depths from the surface of the earth to 100 feet beneath the stratigraphic equivalent of the Taylor Sand, as seen at 4690 feet in the Black Sable Energy LLC – Lewis Trust No. 1 Well located in the J. Shaw Survey, A-289, Cobb (Navarro) Field, Lee County, Texas (API No. 42-287-3245); and (ii) an undivided 10.0% of 8/8ths working interest in and to the Leases as to all other depths.

2.	Seller’s Overriding Royalty.

a.	Seller will reserve an overriding royalty interest in and to all of the oil, gas and minerals that may be produced, saved and marketed from the Leases in an amount equal to: (i) the positive difference between twenty-three percent (23%) and the sum of the royalty provided for in the Leases and all other outstanding royalty and overriding royalty burdens affecting the lands covered by the Leases as of the Effective Date; or (ii) an undivided 0.50% of 8/8ths if the sum of the royalty provided for in the Leases and all other outstanding royalty and overriding royalty burdens affecting the lands covered by the Leases is twenty-three percent (23%) or greater as of the Effective Date.

b.	The overriding royalty interest reserved by Seller: (i) will be paid and calculated in the same manner as the lessor’s royalty provided for in the Leases; and (ii) will not be proportionately reduced to the actual interest in the Leases if the Seller’s interest in the lands covered by the Leases covers less than the entire and undivided fee interest in the Leases. Buyer will be granted the authority to pool Seller’s reserved overriding royalty interest in the same manner as provided for in the Leases, and any amendments thereto.

3.	Seller Warranties. Seller represents and warrants to Buyer that:

a.	Seller owns unencumbered marketable title to the working interest in the Leases to be delivered to Buyer, provided that such warranty is limited to claims by, through and under Seller, but not otherwise;

b.	Seller has no actual knowledge of any existing or threatened actions or proceedings adverse to any of the Leases;

c.	Seller’s interests in the Leases are free from liens, encumbrances and burdens other than those identified in the Existing Agreements;

d.	Except for the Existing Agreements, Seller is not a party to any contracts or agreements affecting the Leases that would affect the rights of Buyer;

e.	Neither the execution or delivery of this Agreement nor the performance by Seller of Seller’s obligations hereunder will violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Seller is bound;

f.	Seller is a duly organized, validly existing legal entity, and in good standing under the laws of its incorporation or organization, duly qualified to carry on its business in Texas; and

g.	Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations under this Agreement and the consummation of the transaction contemplated by this Agreement will not violate, or be in conflict with, any material provision of the articles of incorporation, bylaws or other entity governance agreement of Seller.

4.	Closing. Within three (3) days of the execution of this Agreement, Buyer will deliver the sum of $450,000.00 to Seller by wire transfer or check as consideration for the Seller’s interest in the Leases and termination of the Existing Agreements. Upon Buyer’s tender of the above payment, Seller will promptly (and in any event no more than two (2) days after its receipt of payment), deliver an assignment of the Leases dated effective March 31, 2014 to Buyer in substantially the same form as the assignment attached hereto as Exhibit “B” and made a part hereof for all purposes.

5.	Termination of Existing Agreements. Upon the consummation of the transaction contemplated in this Agreement, the Existing Agreements will terminate and be null, void and of no force and effect. In addition, Seller expressly releases Buyer from any obligations under the Existing Agreements to (i) pay a fraction of Seller’s costs associated with the DPA Test Well (as defined in the Existing Agreements), or (ii) reassign any interest in the Leases arising out of the failure of Compass or KAC to drill the DPA Test Well, and any such obligations are extinguished.

6.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.	Severability Clause. If any provision of this Agreement shall be held invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.	Merger Clause. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter. This Agreement may only be amended by a subsequent writing executed by both parties.

10.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original for all purposes. Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.

This Agreement is executed to be effective as of the date above.

Black Sable Energy, LLC

By:	Robert G. Watson, Jr.
Its:	President

Venado Operating Company, LLC

By:	Joe D. Sullivan, Jr.
Its:	Vice President - Land

Exhibit “A”

[Insert Description of the Leases]

Exhibit “B”

[Insert Partial Assignment of Oil, Gas and Mineral Leases

With Reservation of Overriding Royalty]

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